                                                                    EXHIBIT 12.2

                        WTD INDUSTRIES, INC. AND SUBSIDIARIES

                    COMPUTATION OF REGISTRANT'S NET INCOME (LOSS)
                               TO AVERAGE TOTAL ASSETS
                            (In Thousands, Except Ratios)

                                                                    YEAR ENDED APRIL 30,
                                             ------------------------------------------------------------------
                                                 1996         1995          1994          1993          1992
                                             ----------    ----------    ----------    ----------    ----------

NET INCOME (LOSS)                             $   (6,044)   $    3,700    $    6,300    $   23,758    $   2,992
                                              -----------   ----------    ----------    ----------    ----------

AVERAGE TOTAL ASSETS
 Beginning of period                          $   88,944    $   97,100    $  100,039    $  113,561    $  106,038
 End of period                                    77,396        88,944        97,100       100,039       113,561

   Average                                    $   83,170    $   93,022    $   98,570    $  106,800    $  109,800
                                              ----------    ----------    ----------    ----------    ----------



RATIO OF NET INCOME (LOSS) TO
 AVERAGE TOTAL ASSETS                               (7.3)%         4.0 %        6.4 %        22.2 %          2.7 %




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